Exhibit 10.29

AGREEMENT

Agreement made this 17th day of October, 2007 by and between Able Energy, Inc., a corporation formed under the laws of the State of Delaware having an address at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Able"), and S&S NY Holdings, Inc., a corporation formed under the laws of the State of Florida having and address at 15335 Groose Point Lane, Clermont, Florida 34714 ("S&S").

WHEREAS, Able is engaged in the business, among other things, of the retail distribution of home heating oil, propane gas, kerosene, and diesel fuels (the "Fuel(s))";

WHEREAS, Able is seeking to obtain financing for its purchase of Fuel it sells for other than fuels its sells for which it has received pre-payment from its customers prior to delivery ("Pre-Paid Fuel"); and

WHEREAS, S&S has agreed to provide Able with financing for its purchase of Fuel under the terms and conditions hereinafter set forth.

NOW, therefore upon the mutual covenants and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

1. Financing. Upon the execution of this Agreement, S&S will deposit the sum of Five Hundred Thousand ($500,000) Dollars (the "Funds") in a bank account (the "Account") to be opened and maintained exclusively by Able for the sole purpose of using the Funds to purchase Fuel and effectuating the terms of this Agreement.

2. Purchase of Fuel. Able shall have sole discretion and authority to use the Funds to purchase Fuel on such terms, i.e., price, amount, etc. as it determines in its sole discretion; however, Able agrees that it will not use the Fuel purchased with the Funds to fulfill Able's obligations to its customers who purchased Pre-Paid Fuel.

3. Sale of Fuel. Able shall have sole authority to sell the Fuel it purchases with the Funds to its customers on such term and conditions as it determines in its sole discretion.

4. Proceeds From Sale of Fuel. All proceeds received by Able from its customers from the sale of Fuel as set forth in paragraph 3 of this Agreement shall be deposited directly into the Account (the "Proceeds").

5. Repayment of Funds; Payments to S&S. Commencing within thirty (30) days after the execution of this Agreement and every thirty (30) days thereafter, Able shall pay to S&S the sum of ten cents ($0.10) for each gallon of Fuel it sells to its customers in accordance with paragraph 3 of this Agreement from the Proceeds deposited in the Account which shall payments shall reduce dollar for dollar the initial financing in the amount of five hundred thousand ($500,000) dollars. In addition, Able shall also pay S&S from the Proceeds commencing within seven (7) days from the execution of this Agreement and every seven (7) days thereafter, the sum of seven and one-half cents ($0.075) for each gallon of Fuel it sells to its customers representing S&S's profit in this transaction (the "Additional Payment"); but, in no event shall the Additional Payment to S&S in any thirty (30) day period be less than $37,500 (the "Minimum Additional Payment"). Notwithstanding anything to the contrary herein, S&S shall not receive any payment for any sums received from the sale of Pre-Paid Fuel.

6. Reconciliation of Account. Commencing thirty (30) days from the date of the execution of this Agreement and every thirty (30) days thereafter, Able shall provide an accounting to S&S of the Account setting forth all amounts withdrawn from the Account, all amounts deposited into the account, the amount (in gallons) of Fuel purchased with the Funds in the account on a daily basis and the amount (in gallons) of Fuel sold on a daily basis from the Fuel it purchased with the Funds.

7. Security Interest. Able hereby grants to S&S a security interest in Able's accounts and New Jersey customer list and the vehicles listed on Exhibit A annexed hereto (the "Collateral"). The security interest in the Collateral secures the payment and performance of all existing and future obligation of Able to S&S under paragraph 5 of this Agreement. It is understood and agreed by S&S that its security interest in the Collateral is subordinate to the security interest in the same Collateral granted by Able to Entrepreneur Growth Capital, LLC ("EGC") under certain loan and security agreements between EGC and Able. The EGC line of credit has a maximum cap of one million ($1,000,000) dollars. Able will take the steps necessary to file the UCC-1 forms within seven (7) business days of the execution of this Agreement to acknowledge S&S's security interest in the Collateral.

8. Term. The term of this Agreement shall be a minimum of ninety (90) days from the date of the execution of this Agreement (the "Initial Term"). Upon the expiration of the Initial Term Able shall have right to reload the Account up to the sum of five hundred thousand ($500,000) dollars for an additional ninety (90) day period. Upon the expiration of the Initial Term or any extension thereof, the principal amount of the Funds then outstanding shall be repaid to S&S. Either party may terminate this Agreement upon thirty (30) days notice to the other party prior to the expiration of the Initial Term or any extension thereof.

9. Covenants. During the Term of this Agreement, Able shall

(a) Not dispose of, transfer, assign, mortgage, or in any manner encumber the Account or Fuel purchased with Funds from the Account;

(b) Afford S&S and its representatives reasonable access, after appropriate notice to all records relating to the Account, the purchase of Fuel from the Funds and the sale of Fuel purchased with the Funds. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Able shall cooperate fully therein;

(c) Conduct its business only in the ordinary course of business;

(d) Maintain the assets essential to the purchase and sale of the Fuel in good operating repair and condition, subject to normal wear and tear, and make repairs and replacements in accordance as necessary;

(e) Notify S&S concerning any material changes to status of the business, operations, and finances of Able;

(f) Use the Funds for the sole purpose of purchasing Fuel;

(g) Deposit all proceeds from the sale of Fuel it receives from its Customers in the Account;

(h) Continue to make the payments to S&S required under paragraph 5 of this Agreement; and

(i) Continue in full force and effect or renew or replace all policies of insurance now in effect which cover the assets of its business and property and give all notices and present all material claims under all policies of insurance in due and timely fashion. Able will take steps necessary to add S&S as additional insured on such policies to the extent of the amount of the Funds within seven (7) business days of the execution of this Agreement.

10. Indemnification. Able shall indemnify and hold S&S and its directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

(a) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the operation of the Account and subsequent purchase and sale of Fuel incurred by Able during the Term, and

(b) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder

11. General Provisions

(a) Further Assurances. Each party, will upon request of the other, execute and deliver all instruments and documents of further assurance or otherwise, and perform all acts and things, which may be required to carry out its obligations hereunder and to consummate and complete the transactions contemplated by this Agreement.

(b) Independent Contractor. In all activities under this Agreement S&S shall be an independent contractor. Nothing in this Agreement shall be deemed to make S&S, any of its subsidiaries, or employees; the agent, employee, joint venture partner or employee of Able.

(c) Notices. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgment copy requested, or by the Express Mail service offered by the United States Post Office or by any reputable overnight courier service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail service or overnight courier service, one day after it is mailed; or by hand delivery, upon receipt.

(d) Governing Law. This agreement and the transaction documents shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. In any dispute arising hereunder or in connection with this agreement the parties agree to submit to the jurisdiction of the state courts located in New York.

(e) Parties-In-Interest. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

(f) Entire Agreement and Modification. This Agreement constitutes and contains the entire Agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be changed with the amendment.

(g) Waiver. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

(h) Interpretation. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

(i) Singular or Plural Words. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

(j) Drafting Presumptions. Any ambiguity in this Agreement shall not be construed in accordance with any presumption against the party initially drafting this Agreement. If any provision of this Agreement may be construed in two or more ways, such provision shall have the meaning which renders it valid and enforceable.

(k) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.

(1) Assignment. This Agreement may be not assigned by Able without the written consent of S&S.

(m) Counterparts. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

Able Energy, Inc.

Witness: ____________________________	By: /s/ Gregory D. Frost
Gregory D. Frost,
Chief Executive Officer

S&S NY Holdings, Inc.

Witness: ____________________________	By: /s/ Manpreet S. Thaper
Manpreet S. Thaper,
President

FIRST AMENDMENT
TO
FUEL SUPPLY AGREEMENT

This First Amendment (the "Amendment") to the Fuel Supply Agreement entered into October 17, 2007 between Able Energy, Inc., a corporation formed under the laws of the State of Delaware having an address at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Able"), and S&S NY Holdings, Inc., a corporation formed under the laws of the State of Florida having and address at 15335 Groose Point Lane, Clermont, Florida 34714 ("S&S") (the "Agreement"), is entered into this 5th day of February, 2008.

WHEREAS, pursuant to the Agreement S&S agreed to provide Able with financing to purchase home heating oil, propane gas, kerosene, and diesel feels (the "Fuel(s))";

WHEREAS, the parties desire to extend the Term of the Agreement upon the terms and conditions hereinafter set forth.

NOW, therefore upon the mutual covenants and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

1.    All defined terms in the Agreement shall have the same meaning in this Amendment.

2.    Paragraph 8 of the Agreement shall be amended to extend the Term of the Agreement to and through March 31, 2008.

3.    The parties recognize and agree that pursuant to paragraph 5 of the Agreement Able has repaid S&S the sum of $100,000 of the Funds advanced by S&S to Able to purchase Fuel under the Agreement.

4.    Paragraph 1 of the Agreement is hereby amended to provide that S&S shall continue to deposit with Able the sum of $400,000 to purchase Fuel subject to the terms and conditions of the Agreement.

5.    Paragraph 5 of the Agreement is hereby modified to provide that the Additional Minimum Payment set forth therein shall be decreased from $37,500 to $30,000.

6.    Paragraph 5 of the Agreement is hereby further modified to add a provision that Able can repay the entire balance of the Funds at any time prior to the expiration of the Term of the Agreement, as hereby amended, without penalty.

7.    In all other respects the Agreement shall not be amended, modified or in any manner changed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement, or caused this First Amendment to the Agreement to be executed by their duly authorized representatives, as of the day and year first above written,.

Able Energy, Inc.

Witness: ____________________________	By: /s/ Gregory D. Frost
Gregory D. Frost,
Chief Executive Officer

S&S NY Holdings, Inc.

Witness: ____________________________	By: /s/ Manpreet S. Thaper
Manpreet S. Thaper,
President